UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2008

Arrowhead Research Corporation

(Exact name of registrant as specified in its charter)

0-21898

(Commission File Number)

Delaware	46-0408024
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

201 South Lake Avenue, Suite 703, Pasadena, California 91101

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (626) 304-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Definitive Material Agreement.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On June 12, 2008 and June 16, 2008, Unidym, Inc. (“Unidym”), a majority owned subsidiary of Arrowhead Research Corporation (the “Company”), entered into subscription agreements (the “Subscription Agreements”) with Entegris, Inc. and Arrowhead Research Corporation, respectively, pursuant to which Unidym issued and sold an aggregate of 2,222,222 shares of its Series C Preferred Stock (the “Shares”) for aggregate cash proceeds of $4,000,000 in a private financing transaction (the “Private Placement”). Entegris’ investment was made in connection with its expanded customer relationship with Unidym for carbon nanotubes. The Company purchased 1,111,111 shares of Series C Preferred Stock for a purchase price of $2,000,000. The $4,000,000 of additional capital represents follow-on investments in Unidym’s Series C financing, previously announced in the Company’s Form 8-K filed on November 2, 2007. The Series C Preferred Stock carries certain rights and preferences including a liquidation preference, preferential dividends, if declared by Unidym’s Board of Directors, protective provisions, and the right to appoint one director to the Unidym Board of Directors. After giving effect to the Shares issued in the Private Placement, Arrowhead retains majority ownership of Unidym.

In connection with the Private Placement, Entegris became a party to Unidym’s Investor Rights Agreement, Right of First Refusal Agreement and Voting Agreement.

The foregoing is intended only as a summary of the terms of the Subscription Agreements and related transactions. Please refer to the Form of Subscription Agreement and Investors Rights Agreement, filed as Exhibit 10.1 and 10.2 hereto, for the complete terms of each agreement. Also attached is the Company’s press release, released on June 17, 2008, announcing the investment in Unidym.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Form of Subscription Agreement

10.2	Second Amended and Restated Investors Rights Agreement

99.1	Press Release issued by the Company on June 17, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 18, 2008

ARROWHEAD RESEARCH CORPORATION

By:	/s/ Paul C. McDonnel
Paul C. McDonnel, Chief Financial Officer